EXHIBIT 10.2
NEWPARK RESOURCES, INC.
TIME-BASED CASH AWARD AGREEMENT
Subject to the terms and conditions of this Time-Based Cash Award Agreement (together with the country-specific terms and provisions set forth in Appendix A, this "Cash Award Agreement"), the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as may be amended from time to time (the "2015 Equity Incentive Plan") and the Long-Term Cash Incentive Plan, a sub-plan to the 2015 Equity Incentive Plan, as may be amended from time to time (the "Cash Plan"), Newpark Resources, Inc., a Delaware corporation (the "Company"), hereby grants to the below individual (the  "Participant") a Time-Based Cash Award in the amount set forth below (such amount being the "Cash Award"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Cash Plan first and the 2015 Equity Incentive Plan second, and the terms of both the Cash Plan and the 2015 Equity Incentive Plan are incorporated herein by reference.
1.Identifying Information.

Participant Name	Date of Grant:
and Address:	Amount of Cash Award:
Vesting Commencement Date:
2.Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the 2015 Equity Incentive Plan, the Cash Plan and this Cash Award Agreement, the interest of the Participant in the Cash Award shall vest according to the following schedule (the "Vesting Schedule"):

Vesting Date	Nonforfeitable Percentage
1st anniversary of the Vesting Commencement Date	33⅓% shall vest, combined total of 33⅓% vested
2nd anniversary of the Vesting Commencement Date	33⅓% shall vest, combined total of 66⅔3% vested
3rd anniversary of the Vesting Commencement Date	33⅓% shall vest, combined total of 100% vested

Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any portion of the Cash Award which remains unvested at such time shall immediately become vested. For purposes of this Cash Award Agreement, "Change in Control" shall have the meaning set forth in the 2015 Equity Incentive Plan unless the Participant has entered into a change in control letter agreement with the Company (a "Change in Control Agreement"), in which event the term shall have the meaning set forth in the Change in Control Agreement. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the 2015 Equity Incentive Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or a Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Cash Award evidenced by this Cash Award Agreement, shall control.
3.Vesting Following Qualifying Retirement. Except as provided herein, in the event that the Participant’s employment terminates by reason of a Qualifying Retirement, the unvested portion of the Cash Award at that time shall not be forfeited, but shall continue to vest as if the Participant’s employment had continued uninterrupted; provided, however, that if the Participant should die after his or her Qualifying Retirement, the portion of the Cash Award which remains unvested at such time shall immediately become vested. For this purposes, “Qualifying Retirement” shall mean the termination of a Participant’s employment by his or her voluntary resignation if (i) at the time of such termination the Participant is at least 60 years of age and the sum of his or her age (in whole years) and the number of whole years of continuous full-time employment with the Company is at least 70, (ii) the termination is effective no sooner than six (6) months after the later of (1) the Date of Grant, and (2) the date the Participant provides written notice to the Chief Executive Officer of the Company of his or her planned retirement date, and (iii) the Participant executes and delivers to the Company a release of claims in a form satisfactory to the Company and does not revoke such release, and the release becomes binding and irrevocable no earlier than the date of termination and no later than the first scheduled vesting date occurring after the date of termination. For the purpose of computing the number of whole years of continuous full-time employment with the Company, (i) employment with a predecessor employer acquired by the Company shall be considered employment with the Company, and (ii) the period of any Company-approved leave of absence shall not be counted as a period of full-time employment. Notwithstanding the foregoing, if subsequent to a Qualifying Retirement, the Participant commences employment with, or otherwise provides services as a consultant or independent contractor to, a competitor of the Company (“Commencement of Competing Service”), all Cash Award amounts subject to this Cash Award Agreement, other than those that vested and have been settled in full prior to the Commencement of Competing Service, shall be forfeited and the Participant shall be deemed not to have incurred a Qualifying Retirement with respect to a Cash Award. The provisions of this Section 2(c) shall be construed and administered pursuant to the Newpark Resources, Inc. Retirement Policy, as amended and in effect from time to time.
4.Payment. Payment of any vested portion of the Cash Award, shall be made only in cash by the Company or an applicable Subsidiary (as determined in the sole discretion of the Company). All payments hereunder shall be made as soon as practicable after the vesting date of any portion of the Cash Award but in any event no later than thirty (30) days after such vesting date. Pending the payment or delivery of cash hereunder, the Company's obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company and if applicable, any Subsidiary.
5.Forfeiture. In the event of the termination of the Participant's employment during the Vesting Schedule by any of the Company, the Participant’s employer or by the Participant for any reason whatsoever, including, without limitation, as a result of the Participant's death or Disability, the unvested portion of the Cash Award held by the Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement and the Participant's employment is terminated under circumstances covered by such Change in Control Agreement, the provisions of the Change in Control Agreement shall apply.
6.Restrictions on Transfer. Neither this Cash Award Agreement nor the Cash Award may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the 2015 Equity Incentive Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Cash Award, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Cash Award is effected by operation of law, court order or otherwise, the affected Cash Award shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Cash Award Agreement. In the case of the Participant's death or Disability, the Participant's vested rights under this Cash Award Agreement (if any) may be exercised and enforced by the Participant's guardian or legal representative. Notwithstanding anything in the foregoing to the contrary, the Company and any applicable Subsidiary shall be permitted to assign its rights and obligations under this Award Agreement.
7.Amendment and Termination. This Cash Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of the

Participant. No amendment or termination of the 2015 Equity Incentive Plan or the Cash Plan will adversely affect the rights and privileges of the Participant under this Cash Award Agreement or to the Cash Award granted hereunder without the consent of the Participant.
8.No Guarantee of Employment. Neither this Cash Award Agreement nor grant of the Cash Award evidenced hereby shall confer upon the Participant any right with respect to continuance of employment with the Company or any applicable Subsidiary nor shall it interfere in any way with the right the Company or any applicable Subsidiary would otherwise have to terminate such Participant's employment at any time.
9.Taxes and Withholdings.
(a)Tax Consequences. The granting, vesting and/or payments of all or any portion of the Cash Award may trigger tax liability. The Participant agrees that he or she shall be solely responsible for all tax liability arising from the Cash Award. The Participant is encouraged to contact his or her tax advisor to discuss any tax implications which may arise in connection with the Cash Award.
(b)Withholding. The Participant shall be liable for any and all taxes, including withholding taxes, arising from the Cash Award. The Participant understands and acknowledges that the Company will not make or authorize payments hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Cash Award Agreement, the 2015 Equity Incentive Plan or the Cash Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, the Participant hereby agrees and grants to the Company or an applicable Subsidiary the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Cash Award Agreement, the 2015 Equity Incentive Plan or the Cash Plan. As such, if the Company requests that the Participant take any action required to effect any action described in this Section 8 and to satisfy the tax withholding obligation pursuant to this Cash Award Agreement, the 2015 Equity Incentive Plan and the Cash Plan, the Participant hereby agrees to promptly take any such action.
10.No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to the Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Cash Award Agreement and assumes no liability whatsoever for the tax consequences to the Participant.
11.Severability. In the event that any provision of this Cash Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Cash Award Agreement, and the remainder of this Cash Award Agreement shall remain in full force and effect.
12.Terms of the Plans Control. This Cash Award Agreement and the Cash Award are made pursuant to the 2015 Equity Incentive Plan and the Cash Plan. The terms of the 2015 Equity Incentive Plan and the Cash Plan, each as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Cash Award Agreement. Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement, in the event of any conflict between the terms of this Cash Award Agreement, the 2015 Equity Incentive Plan and the Cash Plan, on the one hand, and the terms and provisions of such Change in Control Agreement, on the other hand, the terms of the Change in Control Agreement shall control.
13.Governing Law. This Cash Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.
14.Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
15.Clawback Policy. Notwithstanding any provisions in the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement to the contrary, the Cash Award subject to this Cash Award Agreement shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time.
16.Section 409A. It is intended that the provisions of this Cash Award Agreement either comply with, or be exempt from, Section 409A of the Code ("Section 409A"), and all provisions of this Cash Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of the Participant's separation from service (within the meaning of Section 409A, (i) the Participant is a specified employee (within the meaning of Section 409A) and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Cash Award Agreement but shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Participant's death. The Company reserves the right to make amendments to this Cash Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
17.Data Authorization. Pursuant to applicable data protection laws, the Participant's personal data will be collected and used as necessary for the Company's administration of the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. The Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company's administration of the 2015 Equity Incentive Plan and the Cash Plan, the Company and its Subsidiaries may hold certain personal information about the Participant including the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor. This information is held for the purpose of managing and administering the 2015 Equity Incentive Plan and the Cash Plan ("Data"). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the 2015 Equity Incentive Plan and the Cash Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence (and country of employment, if different). The Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2015 Equity Incentive Plan and the Cash Plan and for the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan.
The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2015 Equity Incentive Plan and the Cash Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. The Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. This includes any requisite transfer of such Data as may be required for the administration of the 2015 Equity Incentive Plan and the Cash Plan. The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the 2015 Equity Incentive Plan and the Cash Plan and the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan, and (v) withdraw the Participant's consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Participant's Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant's local Human Resources manager or the Company's Human Resources Department.
18.Appendix. Notwithstanding any provision in this Agreement, the Award shall be subject to any special terms and conditions set forth in the Appendix to this Cash Award Agreement, including additional terms for the Participant’s country. If the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan. The Appendix constitutes part of the Agreement.
19.Entire Agreement. The Plan, this Cash Award Agreement and the Appendix constitute the entire agreement and understanding of the parties with respect to the subject matter of the Cash Award Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

Executed: ______________.

NEWPARK RESOURCES, INC.

By:
Name:
Title:

I have read, understand and agree to be bound by the terms of this Cash Award Agreement.

PARTICIPANT:

[PARTICIPANT NAME INSERT HERE]

Address:	[PARTICIPANT ADDRESS OF]
[RECORD INSERT HERE]
Dated: :

APPENDIX A
COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern cash awards for Participants residing in one of the countries listed herein. Capitalized terms not explicitly defined in this Appendix but defined in the Cash Award Agreement shall have the same definitions as in the Cash Award Agreement.
This Appendix also includes information regarding certain issues of which the Participant should be aware with respect to participation in the Plan. The securities, exchange control and other laws in effect in the respective countries are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Participant’s Cash Award vests.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant has been advised to seek appropriate independent professional advice, including independent legal advice, as to how the relevant laws in the Participant’s country may apply to a particular situation and has either obtained such advice or waived its right to obtain such advice.
Further, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, the information contained herein may not be applicable.

AUSTRALIA

Privacy. Section 17 is deleted and replaced with the following:
17.    Data Authorization. Pursuant to applicable data protection laws (including the Privacy Act 1988 (Cth) in Australia), Participant’s personal information (as defined in the Privacy Act 1988 (Cth)) will be collected, held, used and disclosed as necessary for the Company’s administration of the 2015 Equity Incentive Plan and the Cash Plan and Participant’s participation in the 2015 Equity Incentive Plan and the Cash Plan. Participant’s denial and/or objection to the collection, holding, use and disclosure of their personal information may affect Participant’s participation in the 2015 Equity Incentive Plan and the Cash Plan. As such, Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, holding and disclosure of personal information as described herein.
As part of the Company’s administration of the 2015 Equity Incentive Plan and the Cash Plan, the Company and its Subsidiaries may hold certain personal information about Participant including Participant’s name, home address and telephone number, date of birth, tax file number or other identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all, cash awarded, canceled, vested, unvested or outstanding in Participant’s favor. This information is held for the purpose of managing and administering the 2015 Equity Incentive Plan and the Cash Plan (“Data”). The Data may be provided by Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will use and disclose the Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the 2015 Equity Incentive Plan and Cash Plan. Data use and disclosure will take place through electronic and non-electronic means as necessary to administer the 2015 Equity Incentive Plan and Cash Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations where the Data is held. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2015 Equity Incentive Plan and Cash Plan and for Participant’s participation in the 2015 Equity Incentive Plan and Cash Plan.
The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the 2015 Equity Incentive Plan and Cash Plan, and the Company and its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the 2015 Equity Incentive Plan and Cash Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. The information held in these countries may not be held in accordance with the Australian Privacy Principles, but will be treated in accordance with the privacy policies of the Company. Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and disclose the Data, in electronic or other form, for purposes of implementing, administering and managing Participant’s participation in the 2015 Equity Incentive Plan and Cash Plan. This includes any requisite transfer of such Data as may be required for the administration of the 2015 Equity Incentive Plan and Cash Plan and/or the subsequent third party with whom Participant may elect to deposit any Cash Award acquired pursuant to the 2015 Equity Incentive Plan and Cash Plan.
Participant may, at any time, exercise Participant’s rights provided under applicable privacy laws, including the Privacy Act 1988 (Cth) in Australia. These rights may include the right to (i) obtain confirmation as to the existence of the Data and obtain access to a copy of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the correction or amendment of the Data (or to require a statement disputing the accuracy of the Data be associated with the Data) and (iv) withdraw Participant’s consent to the collection, use, holding or disclosure of Data as provided hereunder (in which case, Participant’s Cash Award will be null and void). Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.
Participant acknowledges that further information on how the Company and its Subsidiaries collect, hold, use and disclose Data and other personal information (and how Participant can access, correct or complain about the Company’s or the Subsidiary’s handling of that Data or other personal information) can be found in the privacy policies of the Company and the Subsidiary, which are available by contacting the Human Resources Department of the Company.
Acknowledgement. The right to participate in the Cash Award Agreement is not guaranteed. Participation in the Cash Award Agreement or receipt of a Cash Award in any one year does not guarantee participation or awards of a similar amount in subsequent years. No Cash Award or other benefit provided under the Cash Award Agreement is an entitlement under the Participant’s contract of employment or forms part of the Participant’s remuneration for any purposes, including the calculation of any payment in lieu of notice or severance entitlements. A Cash Award is inclusive of any superannuation contributions to the extent that such contributions must be paid to avoid the imposition of a superannuation guarantee levy and any such contributions will be paid to the Participant’s complying superannuation fund.
BRAZIL
Notifications
Taxation. The Cash Award is stipulated in Brazilian Reais and according to the Vesting Schedule will be paid to the Participant through the regular payroll methods of the Brazilian Subsidiary. Therefore, in accordance with articles 639 and 717 of Decree 3000/99, the payer source will have to withhold the federal income tax before the payment of the cash-award. Thus, the Cash Award stipulated in this Cash Award

Agreement is a gross amount, and that any taxes due in the moment of the payment will be withheld in accordance with the legislation in force. In addition, the conversion into Brazilian reais for purposes of calculation of the withholding income tax must observe the rules set forth in paragraph 1 of article 53 of Brazilian Federal Revenue Normative Resolution 1500/2014 (exchange rate for buy - “compra” - informed by COSIT Act).

Data Privacy. The following provision is excluded from Section 16 of the Agreement:

The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the 2015 Equity Incentive Plan and the Cash Plan and the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan, and (v) withdraw the Participant's consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Participant's Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant's local Human Resources manager or the Company's Human Resources Department.

Labor Law Provisions. The following provisions are included for Brazilian employees:

For purposes of receiving the Cash Award, the Participant shall continue to render services to the Company or any applicable Subsidiary in “good standing” at the time that payment is due. “Good standing” means that the Participant: (i) has remained continuously providing services to Company or any applicable Subsidiary during the Vesting Schedule; (ii) has not been terminated, given notice of termination, been notified of termination or placed on written or final warning; (iii) has not resigned or given notice of his intention to resign; (iv) has maintained an acceptable level of job performance; (v) has granted full support and cooperation for the Company; and (vi) has complied with all conditions established in this Agreement.

The Cash Award will be paid in full or nothing at all. The Cash Award will not be paid proportionally if the Participant decides to leave Company prior to the Vesting Schedule.

The gross amount of the Cash Award shall only be paid if the Participant complies with all conditions established in this Cash Award Agreement, subject to standard tax and social security withholdings.

The payment of the Cash Award represents an extraordinary payment performed at sole discretion of the Company by virtue of the conditions and circumstances of its businesses and therefore shall not be interpreted as a guarantee of future payments.

The Cash Award is not considered as a part of the Participant’s compensation for purposes of repercussions in other labor charges. The offer of the Cash Award is not and shall not be considered as an indicator or guarantee of any level of performance rating for any year or related compensation and opportunities for any performance year.

The Company shall not be obliged to pay the Cash Award and may even require reimbursement of the amount of the Cash Award paid to the Participant, if any of the following causes occur: (i) fraud, misappropriation of the Company or any Subsidiary property or funds, embezzlement, malfeasance, misfeasance or nonfeasance; (ii) breach, by the Participant of any of his obligations or the non-compliance with instructions of the Company or any Subsidiary during the performance of his/her duties; (iii) the Participant’s negligence in complying with his obligations to the Company, or any Subsidiary, and third parties related to it; (iv) the performance of acts by the Participant that results in a commercial discredit of the Company or any Subsidiary; (v) in case of suspension of the Participant’s relationship with the Company or any applicable Subsidiary for a period superior to 15 days; and (vi) non-compliance with applicable legislation, policies, Code of Conduct and compliance regulations. In addition to the reimbursement, the Participant shall also be responsible for the compensation of any other losses or damages duly proven by the Company due to any these conducts.

This Cash Award Agreement and the offer of the Cash Award are not intended to, and do not, promise or guarantee employment for any period of time with the Company.

CANADA

Notifications
Withholding
Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Subsidiary to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Subsidiary, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Participant's wages or other cash compensation paid to the Participant by the Company, the Employer, or any Subsidiary at any time; or (2) payment directly from the Participant by cheque or cleared funds.
French Language Provision. The following provisions will apply if you are a resident of Quebec:
The parties acknowledge that it is their express wish that this Cash Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Cash Award Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Employment. The following provision supplements Section 5 of the Agreement:
Participant’s right to any unvested portion of the Cash Award will terminate effective as of the date that is the earlier of (a) the date Participant receives notice of termination from the Company or Subsidiary, or (b) the date Participant is no longer actively providing service, regardless of notice period or period of pay in lieu of such notice required under applicable local laws (including, but not limited to statutory law, regulatory law and/or common law); the Company and/or Subsidiary shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the Cash Award.

Data Privacy. The following provision supplements Section 17 of the Agreement:
The Participant hereby authorizes the Company and Subsidiary to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the 2015 Equity Incentive Plan or the Cash Plan. The Participant further authorizes the Company and Subsidiary or its affiliates to disclose and discuss the Cash Award with their advisors. The Participant further authorizes the Company and Subsidiary to record such information and keep such information in the Participant’s employee file.

INDIA
Notifications
Data authorization. In addition to the terms in the Cash Award Agreement, the Participant agrees that any security practices and procedures implemented by the Company and/or the Subsidiary for the collection and use of the Participant’s data shall be deemed to reasonable and acceptable to the Participant. For the purpose of Section 43A of the Information Technology Act, 2000, the security measures taken by the Company and or Subsidiary to secure personal information constitutes reasonable security practices and procedures and accordingly, the rules framed under the aforesaid section shall not apply
Labor Law Acknowledgement. The Cash Award are extraordinary items that are not included in Participant’s annual gross salary. Nothing contained herein shall be deemed to confer a right upon the Participant to receive the Cash Award automatically unless the Company or the relevant Subsidiary exercises in favor of the Participant, a right to receive the Cash Award. The Company and Subsidiary are entitled to decide from time to time which Participant is entitled to receive the Cash Award and the duration and the terms thereon and the decision of the Company and the Subsidiary in this regard shall be final and binding. It is hereby clarified that receipt of the Cash Award in respect of one year (or the relevant period) will not automatically entitle the same Participant to receive the Cash Award in respect of the ensuing years (or the relevant period/s).
ITALY
Data Privacy Notice. This provision replaces Section 17 of the Agreement:
Participant understands that the Company and any Subsidiary may hold certain personal information, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary or affiliate thereof, details of all Cash Awards granted, or any other entitlement to Cash Awards canceled, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, managing and administering the 2015 Equity Incentive Plan and the Cash Plan (“Data”).
Participant understands that providing the Company with Data is necessary for the performance of the 2015 Equity Incentive Plan and the Cash Plan and that refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the 2015 Equity Incentive Plan and the Cash Plan. The Controller of personal data processing is Newpark Resources, Inc. with registered offices at 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Newpark Drilling Fluids S.p.A., with registered offices at Via Salaria, 1313/C, Rome, Italy.
Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the 2015 Equity Incentive Plan and the Cash Plan. Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Participant further understands that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing participation in the 2015 Equity Incentive Plan and the Cash Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the 2015 Equity Incentive Plan and the Cash Plan, including any requisite transfer of Data to a third party with whom cash acquired at vesting of Cash

Award may be deposited. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing participation in the 2015 Equity Incentive Plan and the Cash Plan. Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Participant understands that, pursuant to Art. 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Participant is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting local human resources representatives.
Plan Document Acknowledgment. By accepting the Cash Award, the Participant acknowledges receipt of the 2015 Equity Incentive Plan and the Cash Plan, the Cash Award Agreement and this Appendix and has reviewed the 2015 Equity Incentive Plan and the Cash Plan, the Cash Award Agreement and this Appendix in their entirety and fully accepts all provisions thereof. The Participant has read and further acknowledges and specifically and expressly approves the following provisions of the Award Agreement: (i) Section 2; (ii) Section 3; (iii) Section 5; (iv) Section 9; (v) Section 12 and (vi) the Data Privacy provision in this Appendix.
Notifications
Exchange Control Information. Participant is required to report the following on an annual tax return: any foreign investments or investments held outside of Italy at the beginning of the year (or at the acquisition date) and at the end of the calendar year (or at the date of dismissal) independently on the amount of the investment. Under certain circumstances, the Participant may be exempt from the mentioned above requirement if the investment is made or held through an authorized broker resident in Italy.
The above obligation is for monitoring and anti-money laundering purposes as well as for the Italian wealth tax calculation purpose.
Labor Law Acknowledgement. The Cash Award are extraordinary items that are not included in Participant’s annual gross salary.
The Cash Award, if due, shall be paid subject to condition that the Participant is in service at the Vesting Date of the relevant fiscal year. It is agreed and understood that the payment of any Cash Award in any Vesting Date does not give rise for the Company to any obligation or usage or practice to recognize and/or pay the Participant a bonus in subsequent years.

Participant understands that the Cash Award shall not be taken into account for the purpose of calculating any direct, indirect and deferred salary item provided for by any statutory or contractual source, including collective bargaining agreement because, when calculating the Cash Award, the impact it can have any other salary components is already taken into account.
UNITED KINGDOM
Notifications
Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Subsidiary to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Subsidiary, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Participant's wages or other cash compensation paid to the Participant by the Company, the Employer, or any Subsidiary at any time; or (2) payment directly from the Participant by cheque or cleared funds.

The Participant agrees that if he or she does not pay or the Company or Subsidiary does not withhold from the Participant the full amount of Tax-Related Items that the Participant owes at the time the Participant receives a vested amount of the Cash Award (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Subsidiary, effective 90 days after the Taxable Event.  The Participant agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Subsidiary may recover it at any time thereafter by withholding the funds from the payment of vested amounts or by demanding cash or a cheque from the Participant.

The Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions (“NICs”) at any time thereafter by any of the means referred to in the Section 9(b) of the Cash Award Agreement, although the Participant acknowledges that the Participant ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Notwithstanding the foregoing, Participant is an executive officer or director of the Company (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director of the Company, as defined above, and income tax due is not collected from or paid by you by the date the Cash Award is paid, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or its Subsidiaries or Affiliates, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or its Subsidiaries, as applicable, may recover from you by any of the means set forth in the Cash Award Agreement.